FORM 4

  (X)  Check this box if no longer
       subject to Section 16.  Form 4
       or Form 5 obligations may continue.
       See Instruction 1(b).

                    UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION         _____________________
                WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                     |_____________________|
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                     |EXPIRES:             |
                                                     |   SEPTEMBER 30, 1998|
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person

        George                     Robert                      W.
 ___________________________________________________________________________
       (Last)                     (First)                    (Middle)

           100 Tri-State Drive, Suite 200
 ___________________________________________________________________________
                                   (Street)

          Lincolnshire               IL                           60069
 ___________________________________________________________________________
          (City)                   (State)                        (Zip)

 ___________________________________________________________________________
 2.  Issuer Name and Ticker or Trading Symbol

         Ivex Packaging Corporation/IXX
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

 ___________________________________________________________________________
 4.  Statement for Month/Year

          August/1998
 ___________________________________________________________________________
 5.  If Amendment, Date of Original (Month/Year)

      September 10, 1998
 ___________________________________________________________________________
 6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     (  ) Director
     (  ) 10% Owner
     ( X) Officer (give title below)
     (  ) Other (specify title below)
    Vice President and General Manager
    ----------------------------------------

 ___________________________________________________________________________
 7.  Individual, or Joint/Group Filing (Check Applicable Line)
     ( X) Form filed by One Reporting Person
     (  ) Form filed by More than One Reporting Person

 ___________________________________________________________________________

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 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICIALLY OWNED
 ___________________________________________________________________________

 1.  Title of Security (Instr. 3)

          Common Stock
 ___________________________________________________________________________
 2.  Transaction Date (Month/Day/Year)

          8/26/98
 ___________________________________________________________________________
 3.  Transaction Code (Instr. 8)

          S
 ___________________________________________________________________________
 4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

          12,000 (D) at $17.625 per share and 546 (D) at $18.125 per share

  ___________________________________________________________________________
 5.  Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

          0
 ___________________________________________________________________________
 6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

          D
 ___________________________________________________________________________
 7.  Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________
 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1.  Title of Derivative Security (Instr. 3)

 ___________________________________________________________________________
 2.  Conversion or Exercise Price of Derivative Security

 ___________________________________________________________________________
 3.  Transaction Date (Month/Day/Year)

 ___________________________________________________________________________
 4.  Transaction Code (Instr. 8)

 ___________________________________________________________________________
 5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)

 ___________________________________________________________________________
 6.  Date Exercisable and Expiration Date (Month/Day/Year)

 ___________________________________________________________________________
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

 ___________________________________________________________________________
 8.  Price of Derivative Securities (Instr. 5)

 ___________________________________________________________________________
 9.  Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

 ___________________________________________________________________________
 10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
     (Instr. 4)

 ___________________________________________________________________________

 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________

 EXPLANATION OF RESPONSES:






        /S/ Robert W. George                                12/2/98
    -----------------------------------                 -------------------
    **  SIGNATURE OF REPORTING PERSON                        DATE

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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